Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE

Date Submitted: January 30, 2009 NASDAQ Symbol: FBMI	Contact: Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES
RECEIPT OF $33 MILLION OF CAPITAL FROM CPP

Alma, Michigan (FBMI) — Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced that on January 30, 2009, the United States Treasury purchased $33 million of preferred stock in Firstbank Corporation pursuant to the Treasury’s Capital Purchase Program (CPP). Firstbank announced its approval under this program in a news release on January 20, 2009.

Mr. Sullivan stated, “All of our banks exceeded the regulatory standards for being considered well-capitalized prior to the addition of capital from CPP. This additional capital will facilitate expanded service to our customers and the communities we serve in Michigan. We plan to use the additional capital to further increase the capacity of our banks to make prudent loans to customers, while serving customer and community needs for deposit and other banking services. This is a time when economies at all levels – local, state, regional, and national – urgently need supportive, quality oriented, well-run banks. As a community banking company with six affiliate banks, we at Firstbank Corporation are excited about the prospects that this additional capital provides.”

“In addition to availing ourselves of this source of capital, all of our banks have opted in to the FDIC’s Transaction Account Guarantee Program (TAGP) which provides unlimited FDIC guarantee of funds in non-interest bearing transaction accounts until December 31, 2009. Coverage under the Transaction Account Guarantee Program is in addition to, and separate from, the coverage available under the FDIC’s general deposit insurance rules, which now cover accounts up to $250,000. With our six separate banks each providing FDIC coverage, we have the ability to build coverage under the general deposit rules to a level of $1.5 million, or beyond, for the customers of our company. While we are a very safe, sound, and secure banking company, we feel that participating in these programs is the best way we can contribute to, and cooperate with, the federal government’s efforts to address the national and world-wide financial crisis. We also believe our shareholders’ long-term interests will be best served by our ability to prudently expand our position in our markets.”

The Department of Treasury received 33,000 shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and a warrant to purchase 578,947 shares of the Corporation’s common stock at an exercise price of $8.55 per share. The exercise price of the warrant was determined based upon the average of closing prices of the Corporation’s common stock during the 20-trading day period ended January 15, 2009, the last trading day prior to the date the Treasury approved the Corporation for participation in the Program. The preferred shares qualify as Tier 1 regulatory capital and pay cumulative dividends quarterly at a rate of 5% per annum for the first five years, and 9% per annum thereafter. Additional details of the transaction are disclosed in Firstbank Corporation’s Form 8-K filing as of this date.

Firstbank Corporation, headquartered in Alma, Michigan, is a financial services company using a multi-bank-charter format with assets of $1.4 billion and 53 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – St. Johns; Keystone Community Bank; and Firstbank – West Michigan.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, changes in interest rates, and the resolution of problem loans. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.